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                                                                        EX 10.3



                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), dated July 9, 1997, is made between Societe Bolle SNC (the "Company") and Ms. Patricia Bolle Passaquay (the "Employee").

WHEREAS, the Company wishes to hire the Employee and retain her services according to the terms and conditions contained herein; and

WHEREAS, the Employee wishes to accept this employment according to the terms and conditions contained herein;

THE PARTIES AGREE TO THE FOLLOWING:

1. EMPLOYMENT. The Company shall employ the Employee, and the Employee accepts to serve the Company, pursuant to the general terms of the Collective Bargaining Agreement applicable to the "Plastic Materials Transformation" industry (the "Collective Bargaining Agreement") and the specific conditions contained herein.

2. TERM. The Agreement shall be for an indefinite term beginning on the date of execution. The parties agree that there shall be no probation period. Except in the case of gross or willful misconduct or of force majeure, the party wishing to terminate this Agreement shall inform the other party of such intended termination by written notice, sent by registered mail, return receipt requested, at least three months prior to the date of such intended termination. Should the Company wish to terminate the Agreement during the first three years following the date of execution of the Agreement for any reason other than gross or willful misconduct by the Employee, the Company shall pay the Employee, on the date of termination, a contractual severance payment which, when added to the statutory severance payments and payments during the notice period due under applicable law and the Collective Bargaining Agreement, shall be equal to the salary that the Employee would have received from the date of termination until the expiration of the three-year period mentioned above.

3. FUNCTIONS. During the term of the Agreement, the Employee shall be employed as Director of Export Sales and shall perform all functions related to this position or which may be requested by the management of the Company in accordance with her position. The Employee shall devote her entire time and abilities to these functions and to the Company's business in order to promote the interests of the Company.

4. COMPENSATION. As compensation for her services, the Employee shall receive an annual salary of FF 1,200,000, net of statutory social security contributions owed by the Employee (the "Base Salary"). Said salary shall be reviewed every year and shall be increased annually by a minimum of 3%. The Employee shall also



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be entitled, as of December 31, 1997, 1998 and 1999, to an annual bonus which shall vary from 25% of the Base Salary if Bolle Inc. meets its annual business plan objectives up to 50% of the Base Salary if Bolle Inc. meets 120% of its annual business plan objectives. This bonus shall be calculated pro rata if Bolle Inc. meets between 100% and 120% of its annual business plan objectives. Said annual business plan objectives shall be determined on a reasonable basis by the Board of Directors of Bolle Inc. following consultation with the Employee, in accordance with accounting terms and principles in effect in France. The Employee's compensation shall be paid in accordance with the Company's current compensation policies. During the term of the Agreement, the Employee shall be entitled to participate in all of the Company's employee benefit plans in accordance with the provisions of such plans applicable to beneficiaries thereunder. The Company reserves the right to modify or suspend such plans. In addition to the above compensation, the Employee shall receive 100,000 options in accordance with the BEC Group, Inc. stock option plan (the "Plan"), which shall qualify as such for purposes of French tax law, at an exercise price to be determined in accordance with the provisions of the Plan.

5. REIMBURSEMENT OF EXPENSES. In consideration of her management position at the Company, the Employee shall be reimbursed for any travel, lodging and all other professional expenses which she may incur. Reimbursement shall be made upon submission by the Employee of an expense report accompanied by relevant documentation. In addition, the Employee shall keep, and shall be entitled to use, the Company credit card.

6. COMPANY VEHICLE. The Employee shall continue to be entitled to a Company automobile for her professional use under the same conditions which exist on the date of this Agreement. In case a replacement vehicle is needed, it shall be of a similar type as that which the Company currently furnishes to the Employee.

7. REPRESENTATIONS OF THE EMPLOYEE. The Employee represents and warrants that she is not a party to, nor in any way bound by, any other agreements or engagements, nor subject to any restrictions, including any agreements arising out of former employment and containing confidentiality or non-compete clauses, which could have a material effect on the Company's business or on the performance by the Employee of her duties as set forth in this Agreement.

8. CONFIDENTIALITY. Other than as shall be necessary in the ordinary course of her employment by the Company, the Employee agrees not to divulge to any third party any non-public confidential information or proprietary information including commercial, financial, technical, and legal information, trade secrets and know-how, whether relating to the products, organization, production, development strategy, the lists of


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customers, subcontractors and suppliers, the business partners, or generally, the business of the Bolle Group.

Upon termination of the Agreement for any reason, the Employee shall immediately return to the Company any and all reports, data, plans, lists of clients, subcontractors or suppliers, and any computer software, recordings, documents or diskettes in her possession which contain any information, trade secrets or non-public confidential knowledge relating to the Company.

9. NON-COMPETITION. Should the Company terminate the Agreement for any reason other than gross or willful misconduct, the Employee shall not be subject to any non-compete clause. Should the Employee terminate the Contract during the three-year period provided for under Article 2 of the Agreement, the Employee expressly agrees until the expiration of such period not to serve in any company which produces or sells products which are in competition with those of the Company in whatever quality, or to create in France for her own account, or directly or indirectly participate in, any company of a similar type. In return, the Company shall pay the Employee, in such an event, an annual sum equal to 10% of the Employee's last pre-termination monthly salary per month of non-competition. Should the Employee terminate the Agreement after the end of the three-year period provided for under Article 2 of the Agreement, the Company shall have the right to require the Employee not to compete, beginning on the date of termination, according to the terms described above, for a term of one year, renewable no more than twice. In return, the Company shall pay the Employee an annual sum during the period of non-competition equal to twelve times the Employee's last monthly salary as of the date of termination. In any event, the Company shall have the right to either reduce the length of the period during which the non-compete clause applies, or to forego said non-compete clause, provided that the Company informs the Employee of such by registered mail, return receipt requested, within eight days following notification of termination of the Agreement; in this event, the Employee will not be entitled to any payments. If the non-compete obligations contained in this Article cannot be fully performed, they shall be performed to the full extent permitted by the law, and the Employee agrees that the scope of these obligations may be reduced by the Company in connection with any legal action which may be taken against the Company.

10. PENALTY CLAUSE. The parties agree that the restrictions contained in Articles 8 and 9 above are fair and reasonable to the parties. The Employee agrees that any breach of the restrictions contained in Articles 8 and 9 above would cause actual harm to the Company for which money damages would be an insufficient remedy. Consequently, the Company reserves the right to obtain the cessation of any such breach and compensation therefor by any legal means.


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11. APPLICABLE LAW--JURISDICTION. This Agreement shall be governed by French law, both as to its performance and termination, and the Labor Grievances Court of Oyonnax shall have exclusive original jurisdiction over any litigation arising hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth above.

BOLLE SNC                                          PATRICIA BOLLE

By: Franck Bolle                                   /s/ Patricia Bolle Passaquay
Title: Manager

/s/ Franck Bolle


Acknowledged and Agreed:

BEC GROUP INC.

By: /s/ Ian Ashken
Title:



                 CERTIFICATION OF FAIR AND ACCURATE TRANSLATION

         Pursuant to Rule 306 of Regulation S-T, the undersigned hereby certifies that the above Employment Agreement is a fair and accurate English translation of the original agreement, entitled "Contrat de Travail," entered into between Societe Bolle SNC and Franck Bolle as of July 7, 1997. Upon request, a copy of the original document shall be provided to the Securities and Exchange Commission or its staff.

BOLLE INC.

By:      /s/Ian G.H. Ashken
         --------------------
         Name: Ian G.H. Ashken
         Title: Executive Vice
                President of Finance
                and Administration



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